EXHIBIT 2.27


[AMBEV LOGO]

BEVERAGE ASSOCIATES (BAC) CORP. NOT TO ACCELERATE
EXERCISE OF OPTION TO EXCHANGE STAKE IN QUINSA FOR AMBEV
SHARES

SAO PAULO, OCTOBER 29, 2004 - Companhia de Bebidas das Americas - AmBev [NYSE:
ABV, ABVc and BOVESPA: AMBV4, AMBV3] has been informed by Beverage Associates
(BAC) Corp. that BAC has elected not to accelerate the exercise of its option to exchange all Class A shares of Quilmes Industrial (Quinsa), Societe Anonyme currently held by BAC for common and preferred shares of AmBev. Quinsa, which is Argentina's largest beer producer, is jointly controlled by AmBev and BAC. Pursuant to the existing agreements between AmBev and BAC, BAC has the right, exercisable in April of each year, to exchange its Quinsa Class A shares for a number of AmBev common and preferred shares determined in accordance with a pre-defined formula. However, the change of AmBev's control structure resulting from the completion of the recent business combination with InBev gave BAC the ability to accelerate the exercise of its option under the existing agreements. In light of BAC's decision not to accelerate its option in connection with the change in the control structure, BAC's option next becomes exercisable in April of 2005.

AmBev currently holds 230,920,000 Quinsa Class A shares and 38,388,914 Quinsa Class B shares, representing a 39.5% voting and 54.5% economic interest in Quinsa. BAC currently holds 373,520,000 Quinsa Class A shares, representing a 54.8% voting and 33.1% economic interest in Quinsa.

Statements contained in this press release may contain information that is forward-looking and reflects management's current view and estimates of future economic circumstances, industry conditions, Company performance, and financial results. Any statements, expectations, capabilities, plans and assumptions contained in this press release that do not describe historical facts, such as statements regarding the declaration or payment of dividends, the direction of future operations, the implementation of principal operating and financing strategies and capital expenditure plans, the factors or trends affecting financial condition, liquidity or results of operations, and the implementation of the measures required under AmBev's performance agreement entered into with the Brazilian Antitrust Authority (Conselho Administrativo de Defesa Economica -
CADE) are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. There is no guarantee that these results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.